JOINT VENTURE AGREEMENT

by and among

SECURETECH INNOVATIONS, INC.,

PIRANHA BLOCKCHAIN, INC.,

QSTAK HOLDING, LLC,

and

CRAFT CAPITAL MANAGEMENT LLC

This JOINT VENTURE AGREEMENT (this “Agreement” or “JVA”) is entered into as of October 22, 2026 (the “Effective Date”), by and among:

SecureTech Innovations, Inc., a Wyoming corporation, with its principal office at 2355 Highway 36 West, Suite 400, Roseville, MN 55113 (“SecureTech”);

Piranha Blockchain, Inc., a Wyoming corporation and wholly owned subsidiary of SecureTech, with its principal office at 2355 Highway 36 West, Suite 400, Roseville, MN 55113 (“Piranha”);

Qstak Holding, LLC, a Florida limited liability company, with its principal office at 3101 Highway 421, Ste. A, Bristol, TN 37620 (“Qstak”); and

Craft Capital Management LLC, a New York limited liability company, with its principal office at 377 Oak Street, Suite 4, Garden City, NY 11530 (“Craft Capital”).

SecureTech, Piranha, Qstak, and Craft Capital are each referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

(A)SecureTech and Qstak entered into a Non-Binding Letter of Intent dated July 1, 2026 (the “LOI”), setting forth the general terms and conditions under which SecureTech proposes to obtain an exclusive license to certain intellectual property and related assets from Qstak and to form a joint venture to exploit the revenue rights associated therewith.

(B)Qstak owns or controls certain intellectual property, including without limitation technology, trade secrets, know-how, software, and proprietary rights (collectively, the “Licensed Assets”), and desires to license such Licensed Assets on an exclusive basis to SecureTech pursuant to the terms of a definitive Exclusive Intellectual Property License Agreement.

(C)SecureTech desires to obtain an exclusive license to the Licensed Assets and to form a joint venture with Qstak to hold and exploit the revenue rights associated therewith.

(D)Craft Capital introduced Qstak to SecureTech and will participate in the joint venture pursuant to the terms of that certain Finder’s Agreement between SecureTech and Craft Capital dated June 12, 2026 (the “Finder’s Agreement”), under which, as amended by Section 3.7 of this Agreement, Craft Capital’s five percent (5%) Membership Interest in the JV Entity, issued as a profits interest as provided in Section 3.6, constitutes its full compensation for the Qstak Transaction (as defined therein).

(E)The Parties desire to set forth their agreement regarding the formation, funding, operation, governance, and eventual disposition of the joint venture, and to delineate the rights and obligations of each Party with respect thereto.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1 — DEFINITIONS

1.1Definitions. As used in this Agreement, the following terms shall have the meanings set forth below. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Operating Agreement or the ELA, as applicable.

“Agreed Valuer” means a nationally recognized, independent third-party valuation specialist unanimously agreed upon by all Members for the purpose of determining the fair market value of the JV Entity, its assets, or any Membership Interest, as applicable under this Agreement.

“Series A Certificate of Designation” means the Certificate of Designation of the Terms, Preferences, and Rights of Series A Preferred Stock of SecureTech filed with the Wyoming Secretary of State.

“Series B Certificate of Designation” or “Series B COD” means the Certificate of Designation of the Terms, Preferences, and Rights of Series B Preferred Stock of SecureTech filed with the Wyoming Secretary of State.

“Craft Interest” means the Membership Interest of Craft Capital in the JV Entity, initially equal to five percent (5%) and consisting of the Profits Interest Units, issued as a profits interest as provided in Section 3.6.

“Distribution Threshold” has the meaning given in the Operating Agreement.

“ELA” means the Exclusive Intellectual Property License Agreement between Qstak (as Licensor) and SecureTech (as Licensee) with respect to the Licensed Assets, substantially in the form attached hereto as Exhibit A or as otherwise agreed by the parties thereto.

“Equity Interest” means the fifteen percent (15%) ownership interest in Qstak to be acquired by SecureTech pursuant to the Stock Purchase Agreement.

“Finder’s Agreement” means that certain Finder’s Agreement dated June 12, 2026, between SecureTech and Craft Capital.

“JV Entity” means the limited liability company to be formed by the Parties under the laws of the State of Wyoming, as contemplated by Article 2 hereof.

“JV Sublicense” means the Royalty-Free Intellectual Property Sublicense Agreement among SecureTech, the JV Entity, and Qstak, solely as consenting party.

“License Shares” means shares of SecureTech Series B Preferred Stock, $0.001 par value per share, with a Stated Value of $10,000 per share (the “Series B Stated Valued”), issued to Qstak in four tranches totaling 2,200 shares and having an aggregate stated value of $22,000,000, as license consideration under the ELA and the Series B Certificate of Designation.

“Licensed Assets” means all intellectual property and associated assets owned or controlled by Qstak, including without limitation all technology, trade secrets, know-how, software, and related proprietary rights, as more particularly described in the ELA.

“LOI” means the Non-Binding Letter of Intent dated July 1, 2026, between SecureTech and Qstak.

“Management Committee” means the governing body of the JV Entity established pursuant to Section 7.1 of this Agreement.

“Member” means each of Piranha (as holder of SecureTech’s Membership Interest under Section 3.8), Qstak, and Craft Capital, and any Person subsequently admitted to the JV Entity as a member in accordance with this Agreement and the Operating Agreement.

“Membership Interest” means, with respect to any Member, such Member’s percentage ownership interest in the JV Entity as set forth in Section 3.1 hereof, as adjusted from time to time in accordance with this Agreement and the Operating Agreement.

“Operating Agreement” means the Limited Liability Company Operating Agreement of the JV Entity, to be executed by the Members concurrently with the formation of the JV Entity, as amended from time to time.

“Person” means any natural person, corporation, limited liability company, partnership, trust, unincorporated association, or other entity.

“Profits Interest Units” means the 5,000 Units issued to Craft Capital under the Operating Agreement as a profits interest, as described in Section 3.6 and in the Operating Agreement.

“SPA Series A Preferred Shares” means the shares of SecureTech’s Series A Preferred Stock, $0.001 par value per share, to be issued to Qstak as consideration for the Equity Interest pursuant to the Stock Purchase Agreement.

“Services Agreement” means the separate written agreement between the JV Entity and Qstak governing Qstak’s technical, development, support, and other services for the JV Entity, as amended from time to time.

“Stock Purchase Agreement” means the Stock Purchase Agreement to be entered into between SecureTech and Qstak for SecureTech’s acquisition of the Equity Interest.

“Transaction Documents” means, collectively, this Agreement, the ELA, the JV Sublicense, the Operating Agreement, the Stock Purchase Agreement, the Series A and Series B Certificates of Designation, the Services Agreement, and the Finder’s Agreement.

ARTICLE 2 — FORMATION OF THE JOINT VENTURE

2.1Formation. Subject to the satisfaction or waiver of the conditions precedent set forth in Article 4, the Parties shall cause to be formed a limited liability company (the “JV Entity”) under the Wyoming Limited Liability Company Act (the “Act”). The JV Entity shall be formed by the filing of articles of organization with the Wyoming Department of State, Division of Corporations.

2.2Name. The name of the JV Entity shall be Qstak Market, LLC, or such other name as the Parties shall mutually agree upon prior to filing.

2.3Principal Place of Business. The principal place of business of the JV Entity shall be 2355 Highway 36 West, Suite 400, Roseville, MN 55113, or such other location as the Management Committee may determine from time to time.

2.4Purpose. The purpose of the JV Entity shall be to hold and exploit the revenue rights associated with the Licensed Assets made available under the JV Sublicense, and to engage in any and all lawful activities incidental or related thereto, including without limitation the commercialization, marketing, distribution, and other exploitation of products and services derived from the Licensed Assets to the extent permitted under the JV Sublicense.

2.5Term. The JV Entity shall continue in existence until dissolved in accordance with Article 15 hereof and the Operating Agreement.

2.6Operating Agreement. Concurrently with the formation of the JV Entity, the Members shall execute and deliver the Operating Agreement, which shall govern the internal affairs, management, and operations of the JV Entity. This Agreement shall control with respect to the commercial rights and obligations of the Parties as co-venturers; provided, however, that the Parties shall cause this Agreement and the other Transaction Documents to remain consistent with the Operating Agreement, as amended from time to time. In the event of any conflict with respect to internal LLC mechanics, Units, allocations, capital accounts, tax distributions, tax elections, Member loans, the Partnership Representative, or other matters governing the internal affairs of the JV Entity, the Operating Agreement, as amended from time to time, shall control, subject to Sections 19.1 and 19.13.

2.7Condition to Formation. The Parties’ obligation to form the JV Entity is expressly conditioned upon the execution and delivery of the ELA and the satisfaction of all conditions precedent set forth in Article 4 hereof.

ARTICLE 3 — OWNERSHIP AND CAPITAL CONTRIBUTIONS

3.1Membership Interests. The initial Membership Interests in the JV Entity shall be allocated among the Members as follows:

(a)Piranha (holding SecureTech’s interest as provided in Section 3.8): Fifty-seven percent (57%) Membership Interest;

(b)Qstak: Thirty-eight percent (38%) Membership Interest; and

(c)Craft Capital: Five percent (5%) Membership Interest, consisting of 5,000 Profits Interest Units issued as a profits interest as provided in Section 3.6 (the “Craft Interest”).

3.2Capital Contributions. In consideration of the Membership Interests set forth in Section 3.1, each Member shall make the following initial capital contributions to the JV Entity (or, in the case of Craft Capital, has provided the following consideration):

(a)SecureTech shall contribute its grant to the JV Entity of a royalty-free sublicense under the JV Sublicense to use and exploit the Sublicensed IP solely through and for the business of the JV Entity. SecureTech shall retain all rights under the ELA, and nothing herein constitutes a contribution, assignment, or transfer of the ELA itself.

(b)Qstak shall contribute its underlying intellectual property know-how, technical support services, and ongoing development support related to the Licensed Assets, as more particularly described in the ELA and the Operating Agreement.

(c)Craft Capital has rendered, to and for the benefit of the JV Entity and in anticipation of becoming a Member, the introduction and investment banking services that facilitated the relationship between SecureTech and Qstak and the formation of the JV Entity. Craft Capital contributes no property to the JV Entity, and the Craft Interest is issued to Craft Capital solely in consideration of those services, as a profits interest in accordance with Section 3.6. The Parties acknowledge and agree that the Craft Interest constitutes Craft Capital’s full and complete compensation for the Qstak Transaction as defined in the Finder’s Agreement, and no additional compensation shall be payable to Craft Capital in connection with the formation of the JV Entity.

3.3Initial Valuation. The initial agreed valuation of the JV Entity shall be Twenty-Two Million Dollars ($22,000,000) (the “Initial Agreed Valuation”). Such valuation is based upon the Parties’ good-faith assessment of the value of the Licensed Assets and the anticipated revenue-generating capacity thereof. The Initial Agreed Valuation shall be subject to adjustment in accordance with Sections 3.4 and 19.12, including any true-up resulting from the Closing Valuation Report, any per-tranche Series B fair market value valuation, any Agreed Valuer determination, or written advice of tax counsel. The fair market value of the JV Entity as of the Closing, as set forth in the Closing Valuation Report (each as defined in Section 19.2) or, until the Closing Valuation Report is delivered, the Initial Agreed Valuation, shall also establish the Distribution Threshold applicable to the Profits Interest Units under the Operating Agreement.

3.4Valuation Adjustments. From time to time, the fair market value of the JV Entity and the Membership Interests therein may be determined by the Agreed Valuer. The selection of the Agreed Valuer shall require the unanimous consent of all Members. The Agreed Valuer’s determination of fair market value shall be final and binding on the Parties for the purpose for which such valuation is obtained, absent manifest error.

3.5No Withdrawal of Capital. No Member shall have the right to withdraw or demand a return of its capital contribution except as expressly provided in this Agreement or the Operating Agreement.

3.6Craft Interest Issued as a Profits Interest. The following terms apply to the Craft Interest:

(a)Profits Interest. The Craft Interest is issued to Craft Capital in consideration of services rendered to and for the benefit of the JV Entity in anticipation of Craft Capital becoming a Member, and is intended to constitute a “profits interest” within the meaning of Revenue Procedure 93-27, 1993-2 C.B. 343, as clarified by Revenue Procedure 2001-43, 2001-2 C.B. 191. Accordingly, the Profits Interest Units carry no right to share in the proceeds of a hypothetical sale of the JV Entity’s assets at fair market value and liquidation of the JV Entity occurring immediately after their issuance, and shall participate in Capital Proceeds (as defined in the Operating Agreement) only to the extent cumulative Capital Proceeds exceed the Distribution Threshold, with the catch-up and on the other terms set forth in

Section 6.4 of the Operating Agreement, and in distributions upon dissolution in accordance with the Members’ capital accounts as adjusted under Section 6.4 of the Operating Agreement.

(b)Capital Account. Craft Capital’s capital account in respect of the Profits Interest Units shall be zero immediately after their issuance, and the full fair market value of the JV Entity as of the Closing, as set forth in the Closing Valuation Report (or, until it is delivered, the Initial Agreed Valuation), shall be reflected in the capital accounts of the Members other than Craft Capital.

(c)Operating and Tax Distributions. The Profits Interest Units shall participate, pro rata with all other Units in accordance with the Members’ respective Membership Interests, in distributions of net income under Section 8.4 and in all other distributions other than Capital Proceeds and distributions upon dissolution, and Craft Capital shall receive tax distributions under Section 8.5 in respect of the taxable income allocated to it.

(d)Vesting. The Craft Interest is fully vested upon issuance and is not subject to forfeiture or to any condition requiring the performance of future services.

(e)Tax Treatment. The Parties shall, and shall cause the JV Entity to, (i) treat Craft Capital as the owner of the Profits Interest Units from the date of their issuance, with Craft Capital taking into account its distributive share of the JV Entity’s income, gain, loss, deduction and credit from that date; (ii) not claim any deduction or capitalized cost for the value of the Craft Interest upon its issuance, upon vesting or at any later time; (iii) treat the issuance of the Craft Interest as a non-taxable event in accordance with Revenue Procedures 93-27 and 2001-43; and (iv) not take any position on any tax return or in any tax proceeding inconsistent with the foregoing, except as required by a final determination of a taxing authority. Craft Capital may file a protective election under Section 83(b) of the Code with respect to the Craft Interest, and the JV Entity shall cooperate with any such filing.

(f)Two-year Standstill. For the period beginning on the date of issuance of the Profits Interest Units and ending on the second (2nd) anniversary of that date (the “Standstill Period”), (i) SecureTech shall not exercise any buyout, call, or similar right to purchase or acquire the Craft Interest, including under Section 11.5, and (ii) the Craft Interest shall not be subject to the drag-along right under Section 11.4, in each case without Craft Capital’s prior written consent. The Standstill Period shall not apply to (a) a dissolution or winding up of the JV Entity, (b) the termination or expiration of the ELA, (c) a merger or sale of the JV Entity or all or substantially all of its assets that is not initiated by SecureTech, or (d) any transaction to which Craft Capital consents or for which Craft Capital votes in favor. For the avoidance of doubt, this Section 3.6(f) does not affect the Distribution Threshold, catch-up, full vesting, or tax treatment of the Profits Interest Units set forth in this Section 3.6 and the Operating Agreement.

3.7Amendment of Finder’s Agreement. SecureTech and Craft Capital, being the parties to the Finder’s Agreement, hereby amend the Finder’s Agreement, effective as of the Effective Date, so that (a) the “Craft Interest” described in the “Qstak Transaction” section of the Finder’s Agreement is the five percent (5%) Membership Interest consisting of the Profits Interest Units, issued as a profits interest with the Distribution Threshold and on the other terms set forth in Section 3.6 of this Agreement and in the Operating Agreement, and (b) the references in that section to a five percent (5%) equity ownership interest in the joint venture entity, to the distribution of net income, and to the initial agreed valuation and the Agreed Valuer shall be read consistently with this Agreement and the Operating Agreement. Notwithstanding anything to the contrary in the Finder’s Agreement, no issuance of Series B Preferred Stock, Series A Preferred Stock, common stock upon redemption or conversion thereof, any securities issued pursuant to the Stock Purchase Agreement, or any Membership Interests, Units, or other interests in the JV Entity, in each case in connection with the Qstak Transaction, shall constitute a “Financing Transaction” under the Finder’s Agreement. The Profits Interest Units, including the Distribution Threshold and catch-up provided in the Operating Agreement, are Craft Capital’s sole compensation for the Qstak Transaction. Except as so amended, the Finder’s Agreement remains in full force and effect, and nothing in this Section 3.7 limits Craft Capital’s entitlement to its customary Success Fee, warrant coverage and other compensation under the Finder’s Agreement in connection with any subsequent Financing Transaction (each as defined therein), that is not the Qstack Transaction. This Section 3.7 constitutes a written amendment signed by the parties to the Finder’s Agreement for purposes of the “Miscellaneous” section thereof; SecureTech and Craft Capital may also confirm this amendment in a separate written instrument, which shall be read together with this Section 3.7.

3.8Piranha as Holder of SecureTech’s Membership Interest. SecureTech has designated Piranha, its wholly owned subsidiary, to hold directly the Membership Interest allocated under Section 3.1(a), and Piranha shall be admitted as a Member in respect of that Membership Interest. References in this Agreement and the Operating Agreement to SecureTech as a Member or as the holder of Units or a Membership Interest, including with respect to the appointment of Management Committee representatives, voting and consent rights, capital accounts, allocations, distributions, Transfers, tag-along, drag-along and buyout rights, and the Partnership Representative, shall refer to Piranha. SecureTech shall remain the sole party, issuer and obligor under the ELA, the JV Sublicense, the Stock Purchase Agreement, the Finder’s Agreement and the Series A and Series B Certificates of Designation, including with respect to the License Shares and the SPA Series A Preferred Shares, and Piranha shall have no obligation thereunder. SecureTech’s grant of the JV Sublicense under Section 3.2(a) shall be treated as a contribution by SecureTech to Piranha followed by a contribution by Piranha to the JV Entity and shall be credited to Piranha’s capital account. SecureTech shall cause Piranha to perform its obligations under this Agreement and the Operating Agreement. Any transaction by which Piranha ceases to be a wholly owned subsidiary of SecureTech shall constitute a Transfer subject to Article 11. Notices to Piranha shall be given to SecureTech at its address in Section 18.4.

ARTICLE 4 — CONDITIONS PRECEDENT TO FORMATION

4.1Conditions Precedent. The obligation of the Parties to form the JV Entity and consummate the transactions contemplated hereby is subject to the satisfaction or waiver, on or before November 30, 2026 (the “Outside Date”), of each of the following conditions:

(a)Execution and delivery of the Exclusive Intellectual Property License Agreement between SecureTech (as Licensee) and Qstak (as Licensor) in form and substance satisfactory to each such party.

(b)Execution and delivery of the Stock Purchase Agreement for SecureTech’s acquisition of the fifteen percent (15%) Equity Interest in Qstak.

(c)Adoption and filing of the Series B Certificate of Designation with the Wyoming Secretary of State, board authorization and reservation of the SPA Series A Preferred Shares under the existing Series A Certificate of Designation.

(d)Completion of SecureTech’s due diligence investigation of Qstak and the Licensed Assets, the results of which shall be satisfactory to SecureTech in its reasonable discretion.

(e)Receipt of all regulatory approvals and completion of all filings required in connection with the transactions contemplated by this Agreement and the other Transaction Documents.

(f)Shareholder Approval. If applicable: receipt of approval of the shareholders of SecureTech under Nasdaq Listing Rule 5635 or other applicable OTC rule, in connection with the issuance of License Shares (Series B Preferred) and/or the SPA Series A Preferred Shares, and any applicable change-of-control or voting-power rules.

(g)Approval of the transactions contemplated hereby by the board of directors (or equivalent governing body) of each Party.

4.2Waiver. Any condition precedent set forth in Section 4.1 may be waived in writing by the Party or Parties for whose benefit such condition exists, except that the condition set forth in Section 4.1(e) may not be waived.

4.3Termination for Failure of Conditions. If the conditions precedent set forth in Section 4.1 have not been satisfied or waived on or before the Outside Date, any Party may terminate this Agreement by written notice to the other Parties, whereupon this Agreement shall be of no further force and effect, except that the provisions of Article 17 (Confidentiality) and Article 18 (Miscellaneous) shall survive such termination.

ARTICLE 5 — RELATIONSHIP TO THE EXCLUSIVE INTELLECTUAL PROPERTY LICENSE AGREEMENT

5.1Separate Agreement. The ELA is a separate agreement between SecureTech (as Licensee) and Qstak (as Licensor). Craft Capital is not a party to the ELA and has no rights or obligations thereunder. In any conflict regarding the Licensed Assets, the ELA and the JV Sublicense shall control.

5.2Revenue Flow. All revenue generated from the exploitation of the Licensed Assets by or through the JV Entity under the JV Sublicense, whether arising from sublicensing, product sales, service fees, royalties, or any other source, shall be paid to and recognized by the JV Entity.

5.3Contribution of Sublicense Rights. SecureTech’s contribution consists solely of granting the JV Entity a royalty-free sublicense under the JV Sublicense. SecureTech shall retain all rights under the ELA, and neither the ELA nor any rights under the ELA are contributed, assigned, or transferred to the JV Entity.

5.4Retention of Underlying IP. Qstak retains legal title to the preexisting Qstak intellectual property, subject in all respects to SecureTech’s exclusive rights under the ELA. The JV Entity’s rights with respect to the Licensed Assets derive exclusively from the JV Sublicense, and nothing in this

Agreement shall be construed as a transfer of ownership of the underlying intellectual property from Qstak to the JV Entity or any other Person.

5.5Cross-Default. A material breach of the ELA by either SecureTech or Qstak shall constitute a material breach of this Agreement by the breaching Party. Upon the occurrence of such cross-default, the non-breaching Parties shall have all rights and remedies available under this Agreement, including without limitation the termination rights set forth in Article 15.

5.6License Consideration; No JV Obligation. All license consideration payable or issuable by SecureTech to Qstak under the ELA, including the License Shares, is solely SecureTech’s obligation under the ELA and is not an obligation or expense of the JV Entity. Such license consideration does not alter the Membership Interests, distributions, or capital accounts of the Members.

ARTICLE 6 — CAPITAL CALLS AND ADDITIONAL FUNDING

6.1Voluntary Capital Calls. No Member shall be obligated to fund any capital call issued by the JV Entity. Any capital call shall require the prior approval of the Management Committee in accordance with Article 7 hereof.

6.2Election Not to Fund. If the Management Committee approves a capital call and any Member elects not to fund its pro rata portion thereof (a “Non-Funding Member”), the other Members (the “Funding Members”) may, but shall not be obligated to, fund the Non-Funding Member’s portion of such capital call.

6.3Dilution Adjustment. Any Funding Member that elects to fund the shortfall resulting from a Non-Funding Member’s failure to participate in a capital call shall receive additional units or Membership Interest at a five percent (5%) discount to the then-current fair market value of the JV Entity as determined by the Agreed Valuer. The five percent (5%) discount shall be the single discount applicable under this Agreement and the Operating Agreement, including Section 7.2 of the Operating Agreement. The Non-Funding Member’s Membership Interest shall be diluted accordingly.

6.4Illustrative Example. By way of illustration and not limitation: if the JV Entity issues a capital call of $100,000 and Craft Capital’s pro rata share is $5,000 (5%), and Craft Capital elects not to fund, the Funding Members may fund the $5,000 shortfall and receive additional Membership Interest, reducing Craft Capital’s interest from approximately 5.0% to approximately 4.8%, depending on the then-current stated valuation.

6.5Member Expenses. Each Member shall bear its own costs and expenses incurred in connection with the JV Entity and the transactions contemplated by this Agreement. No Member shall be entitled to reimbursement from the JV Entity or any other Member for any such expenses absent the unanimous written consent of all Members.

ARTICLE 7 — MANAGEMENT AND GOVERNANCE

7.1Management Committee. The business and affairs of the JV Entity shall be managed by a Management Committee composed of three (3) representatives, appointed as follows:

(a)SecureTech shall be entitled to appoint two (2) representatives to the Management Committee.

(b)Qstak shall be entitled to appoint one (1) representative to the Management Committee.

(c)Craft Capital shall have no right to appoint a representative to the Management Committee; provided, however, that Craft Capital shall have (i) information rights, including the right to receive all financial statements, reports, and other information provided to the other Members; and (ii) the right to designate a non-voting observer to attend all meetings of the Management Committee.

7.2Actions Requiring Unanimous Consent. The following actions shall require the unanimous written consent of all Members:

(a)Admission of any new Member to the JV Entity;

(b)Amendment or modification of the Operating Agreement;

(c)Dissolution, winding up, or liquidation of the JV Entity;

(d)Creation, incurrence, or assumption of any lien, mortgage, pledge, or encumbrance on any assets of the JV Entity outside the ordinary course of business;

(e)Approval of the pricing and material terms of any transaction between the JV Entity and any Member or Affiliate of a Member (a “Related Party Transaction”);

(f)Approval of any capital call in an aggregate amount exceeding $100,000; and

(g)Entry into or assumption of any indebtedness or guarantee in an aggregate amount exceeding $100,000.

7.3Management Committee Majority Decisions. The following actions shall require the affirmative vote of a majority of the Management Committee representatives:

(a)Approval of the annual operating budget of the JV Entity;

(b)Hiring, termination, or determination of compensation of any key employee or consultant of the JV Entity; and

(c)Capital expenditures in excess of $250,000 in any fiscal year.

7.4Craft Capital Consent Rights. Notwithstanding Craft Capital’s absence of voting rights on management decisions, no action shall be taken by the Management Committee or the Members that would (a) dilute the Craft Interest other than in accordance with Article 6 hereof, or (b) amend, modify, or waive any provision of this Agreement or the Operating Agreement that adversely affects Craft Capital’s economic rights, without the prior written consent of Craft Capital.

7.5Officers. The Management Committee may appoint such officers of the JV Entity as it deems necessary or appropriate to carry out the day-to-day business of the JV Entity, with such titles, authorities, and responsibilities as the Management Committee shall determine.

7.6Control; Consolidation. The Parties intend that SecureTech shall control the JV Entity and consolidate it for financial reporting purposes. Except for the matters expressly set forth in Sections 7.2 and 7.4, which are intended to be protective rights only, all decisions regarding the business and affairs of the JV Entity, including its operating and capital budgets, business plan, pricing, the selection, termination and compensation of its officers, employees and key consultants, and the incurrence of indebtedness in the ordinary course of business, shall be made by the Management Committee acting by majority vote, and no Member other than SecureTech shall have any right, alone or with any other Member, to approve, veto, or block any such decision. No Member shall have any right to require the JV Entity, SecureTech, or any of their Affiliates to purchase, redeem, or otherwise acquire all or any part of its Membership Interest. If any provision of this Agreement or the Operating Agreement would confer on Qstak or Craft Capital a substantive participating right that would preclude SecureTech from consolidating the JV Entity under U.S. generally accepted accounting principles, such provision shall be construed as a protective right only, and the Parties shall promptly execute such amendments as are reasonably necessary to give effect to this Section 7.6 while preserving each Member’s economic rights.

ARTICLE 8 — DISTRIBUTIONS AND REVENUE ALLOCATION

8.1Revenue Collection. All revenue generated from the exploitation of the Licensed Assets by or through the JV Entity under the JV Sublicense shall be paid to and collected by the JV Entity.

8.2Operating Expenses. Ordinary and necessary operating expenses of the JV Entity shall be deducted from gross revenue prior to any distribution to the Members.

8.3No Preferential Payments. No management fees, salaries, consulting fees, or other preferential payments shall be made to any Member (or any Affiliate thereof) by virtue of such Member’s equity ownership in the JV Entity alone, other than as provided in Section 6.4 of the Operating Agreement with respect to Capital Proceeds. Compensation for services actually rendered to the JV Entity by a Member or its Affiliates shall be subject to approval as a Related Party Transaction under Section 7.2(e).

8.4Net Income Distributions. Net income of the JV Entity (after deduction of operating expenses, reserves, and tax distributions) shall be distributed to the Members pro rata in accordance with their respective Membership Interests. Distributions shall be made monthly as determined by the Management Committee, and in no event less frequently than quarterly. Capital Proceeds (as defined in the Operating Agreement) are not distributions of net income under this Section 8.4 and shall be distributed in accordance with Section 6.4 of the Operating Agreement, including the Distribution Threshold and catch-up applicable to the Profits Interest Units.

8.5Tax Distributions. To the extent the JV Entity generates taxable income allocable to the Members, the JV Entity shall make tax distributions to each Member in an amount sufficient to cover such Member’s estimated federal and state income tax liability attributable to its allocable share of the JV Entity’s taxable income, calculated at the highest combined marginal individual or corporate income tax rate then in effect for the relevant jurisdiction. The JV Entity shall verify the applicable rate at least annually and upon any material change in law or a Member’s status, and shall make a prompt true-up after the applicable tax returns are prepared. Any under-distribution shall be paid with the next available distribution, and any over-distribution shall be treated as an advance against future distributions, in each case subject to applicable law and the Operating Agreement.

8.6Withholding. The JV Entity shall be entitled to withhold from any distribution any amounts required to be withheld under applicable law. Any amounts so withheld shall be treated as having been distributed to the applicable Member for purposes of this Article 8.

ARTICLE 9 — NON-COMPETITION AND EXCLUSIVITY

9.1Qstak Non-Competition. During the term of this Agreement, Qstak shall not, directly or indirectly, license, sublicense, sell, assign, transfer, or otherwise exploit the Licensed Assets, or any portion thereof, outside of the JV Entity, or enter into any agreement, arrangement, or understanding with any third party that would compete with, diminish, or impair SecureTech’s exclusive rights under the ELA or the JV Entity’s rights under the JV Sublicense. For the avoidance of doubt, nothing in this Agreement shall restrict, limit, or otherwise affect SecureTech’s rights under the ELA.

9.2SecureTech Right of First Refusal. During the term of this Agreement, SecureTech shall not develop, acquire, or invest in any technology or business that would directly compete with the JV Entity’s business as then conducted, without first offering the JV Entity a right of first refusal to acquire, license, or invest in such technology or business on the same terms offered to or by such third party. If the JV Entity does not exercise such right within thirty (30) days of notice, SecureTech shall be free to proceed with such transaction.

9.3Craft Capital Acknowledgment. The Parties acknowledge that the non-competition covenants set forth in this Article 9 shall not restrict Craft Capital’s other investment banking, advisory, or brokerage activities, including activities involving companies that may compete with the JV Entity, provided that Craft Capital shall not use Confidential Information of the JV Entity in connection with any such activities.

ARTICLE 10 — INTELLECTUAL PROPERTY

10.1Ownership of Underlying IP. Qstak retains legal title to the preexisting Qstak intellectual property, subject in all respects to SecureTech’s exclusive rights under the ELA. Nothing in this Agreement shall be construed as a transfer of ownership of any intellectual property from Qstak to the JV Entity, SecureTech, or any other Person, except as expressly provided in the ELA.

10.2JV Entity’s Rights. The JV Entity’s rights to use, exploit, and derive revenue from the Licensed Assets are derived exclusively from the JV Sublicense. The JV Entity shall have no independent intellectual property rights in the Licensed Assets apart from those granted under the JV Sublicense.

10.3JV-Developed IP. Any intellectual property, technology, software, inventions, or other proprietary materials developed by or on behalf of the JV Entity in the course of its operations (“JV-Developed IP”) shall be owned and allocated in accordance with Sections 2.2 and 2.3 of the JV Sublicense. Any modification, derivative work, configuration, integration, enhancement, update, adaptation, extension, or improvement to or of Sublicensed IP shall be owned exclusively by SecureTech in accordance with Section 2.2 of the JV Sublicense. Any Standalone JV Technology shall be owned as provided in the JV Entity’s governing documents in accordance with Section 2.3 of the JV Sublicense. The JV Entity shall execute, and shall cause its employees, contractors, and agents to execute, all assignments and other instruments necessary to give effect to this Section.

10.4Reversion on Termination. Upon termination of this Agreement or dissolution of the JV Entity, Qstak’s legal title to its preexisting intellectual property shall remain subject to SecureTech’s surviving rights under the ELA, and any continuing rights of the JV Entity shall be governed by the JV Sublicense. Termination of this Agreement does not terminate or otherwise affect the ELA. The disposition of JV-Developed IP upon termination shall be governed by Sections 2.2 and 2.3 of the JV Sublicense and the JV Entity’s governing documents.

10.5Assignment of Necessary Rights. Each Party shall assign, license, or otherwise make available to the JV Entity any intellectual property rights owned or controlled by such Party that are reasonably necessary to carry out the JV Entity’s purpose as set forth in Section 2.4, subject to any limitations or conditions set forth in the ELA or otherwise agreed by the Parties.

ARTICLE 11 — TRANSFER RESTRICTIONS AND BUY-SELL

11.1Restriction on Transfer. No Member may sell, assign, transfer, pledge, encumber, or otherwise dispose of all or any portion of its Membership Interest (a “Transfer”) without the prior written consent of all other Members, except for a Transfer to an Affiliate of such Member, provided that such Affiliate agrees in writing to be bound by all terms and conditions of this Agreement and the Operating Agreement.

11.2Right of First Refusal. If any Member (the “Offering Member”) receives a bona fide, arm’s-length offer from any third party to purchase all or any portion of the Offering Member’s Membership Interest (a “Third-Party Offer”), the Offering Member shall promptly deliver written notice to the other Members (the “ROFR Notice”), together with a copy of the Third-Party Offer. The other Members shall have thirty (30) days from receipt of the ROFR Notice to elect, individually or collectively, to purchase the offered Membership Interest on the same terms and conditions as the Third-Party Offer. If the other Members do not exercise such right within the thirty (30)-day period, the Offering Member may consummate the Transfer to the third party on terms no more favorable to such third party than those set forth in the Third-Party Offer, subject to the provisions of Section 11.1.

11.3Tag-Along Rights. If SecureTech or Qstak (in either case, the “Selling Member”) proposes to Transfer a majority of its Membership Interest to a third party (other than an Affiliate), each other Member shall have the right (but not the obligation) to participate in such Transfer on the same terms and conditions as the Selling Member, pro rata in proportion to its Membership Interest. The Selling Member shall provide written notice to the other Members not less than thirty (30) days prior to the proposed closing of such Transfer. The purchase price allocable to any Profits Interest Units included in a Transfer under this Section 11.3 shall give effect to the Distribution Threshold as provided in Section 6.4 of the Operating Agreement.

11.4Drag-Along Rights. If SecureTech and Qstak jointly agree to sell the JV Entity or all or substantially all of its assets to a bona fide third-party purchaser, SecureTech and Qstak shall have the right to require Craft Capital to participate in such sale and to Transfer its Membership Interest on the same terms and conditions as SecureTech and Qstak, provided that (i) the aggregate consideration shall be allocated among the Members in the manner in which it would be distributed under Section 6.4 of the Operating Agreement if the JV Entity had sold all of its assets for such consideration and distributed the net proceeds in liquidation, and (ii) Craft Capital shall receive consideration in the same form as, and on terms no less favorable than, those received by the other Members. Notwithstanding the foregoing, Craft Capital shall not be required to participate in a sale under this Section during the Standstill Period described in Section 3.6(f), except to the extent an exception set forth in Section 3.6(f) applies.

11.5Craft Capital Buyout. Craft Capital agrees to consider in good faith any reasonable offer by SecureTech to purchase the Craft Interest at a price supported by the Agreed Valuer’s determination of the fair market value of the Craft Interest, determined giving effect to the Distribution Threshold and the catch-up under Section 6.4 of the Operating Agreement. Any such pricing shall take into account the buyer’s anticipated tax basis step-up and related amortization benefits, as well as the character and timing of income recognized by the selling Member, including any ordinary-income character under Section 751 or other applicable law. The Parties acknowledge SecureTech’s stated intent to eventually consolidate the JV Entity under its corporate umbrella, SecureTech shall not exercise its buyout right under this Section during the Standstill Period described in Section 3.6(f), except to the extent an exception set forth therein applies, and Craft Capital shall not unreasonably withhold its consent to a buyout offer at Agreed Valuer pricing.

11.6Qstak Buyout. Any offer by SecureTech to purchase Qstak’s Membership Interest shall likewise be at a price supported by the Agreed Valuer’s determination of fair market value. Qstak shall have no obligation to accept any such offer, but shall negotiate in good faith with SecureTech regarding the terms of any proposed buyout.

11.7Prohibited Transfers. Any attempted Transfer in violation of this Article 11 shall be null and void and of no force or effect, and the JV Entity shall not recognize or give effect to any such Transfer on its books and records.

ARTICLE 12 — DEADLOCK RESOLUTION

12.1Senior Officer Negotiation. If the Management Committee reaches a deadlock on any matter requiring super-majority or unanimous consent under Article 7 (a “Deadlock”), the Parties shall first attempt to resolve such Deadlock through good-faith negotiation between senior officers of each Party (at the level of Chief Executive Officer or equivalent) for a period of thirty (30) days following written notice of the Deadlock.

12.2Mediation. If the Deadlock is not resolved through senior officer negotiation within the thirty (30)-day period, any Party may refer the Deadlock to non-binding mediation administered by the American Arbitration Association (“AAA”) / JAMS in Miami, FL, in accordance with its then-applicable mediation rules. The mediation shall be conducted for a period not to exceed sixty (60) days from the date of referral.

12.3Binding Arbitration. If the Deadlock remains unresolved following mediation, the matter shall be resolved by binding arbitration in accordance with Article 16 hereof.

12.4Status Quo. If a Deadlock is not resolved under Sections 12.1 through 12.3, the action that is the subject of the Deadlock shall not be taken, and the JV Entity shall continue to operate in the ordinary course under the direction of the Management Committee in accordance with Section 7.6. No Deadlock shall give any Member the right to require any other Member, SecureTech, or the JV Entity to purchase or sell any Membership Interest, or to cause the dissolution of the JV Entity.

ARTICLE 13 — REPRESENTATIONS AND WARRANTIES

13.1Mutual Representations. Each Party represents and warrants to the other Parties, as of the Effective Date, that:

(a)Such Party is duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization;

(b)Such Party has all requisite corporate, limited liability company, or other organizational power and authority to enter into this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder;

(c)The execution, delivery, and performance of this Agreement and the other Transaction Documents to which such Party is a party have been duly authorized by all necessary corporate, limited liability company, or other organizational action;

(d)This Agreement constitutes a legal, valid, and binding obligation of such Party, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, and similar laws affecting creditors’ rights generally and to general principles of equity;

(e)The execution, delivery, and performance of this Agreement does not and will not (i) violate such Party’s organizational documents, (ii) violate any applicable law, rule, regulation, or order, or (iii) conflict with, result in a breach of, or constitute a default under any material agreement to which such Party is a party.

13.2Additional Representations of Qstak. Qstak further represents and warrants to the other Parties that:

(a)Qstak owns or controls the Licensed Assets free and clear of all liens, encumbrances, claims, and restrictions, other than as disclosed in writing to SecureTech prior to the Effective Date;

(b)Qstak has the full right, power, and authority to grant the exclusive license contemplated by the ELA and to contribute its know-how and technical support as contemplated by this Agreement;

(c)To Qstak’s knowledge, the Licensed Assets do not infringe, misappropriate, or otherwise violate the intellectual property rights of any third party; and

(d)There are no pending or, to Qstak’s knowledge, threatened claims, actions, or proceedings relating to the Licensed Assets.

13.3Additional Representations of SecureTech. SecureTech further represents and warrants to the other Parties that:

(a)SecureTech has all requisite corporate power and authority to issue the License Shares (Series B Preferred) and the SPA Series A Preferred Shares issuable as consideration for the Equity Interest pursuant to the Stock Purchase Agreement, in accordance with the ELA, the Stock Purchase Agreement, and the Series A and Series B Certificates of Designation;

(b)The License Shares (Series B Preferred) and the SPA Series A Preferred Shares, when issued in accordance with the Transaction Documents, will be duly authorized, validly issued, fully paid, and nonassessable;

(c)SecureTech is in material compliance with all applicable federal and state securities laws and the rules of its principal trading market; and

(d)SecureTech’s periodic reports filed with the U.S. Securities and Exchange Commission do not contain any material misstatement or omission.

13.4Additional Representations of Craft Capital. Craft Capital further represents and warrants to the other Parties that:

(a)Craft Capital is duly registered with the Financial Industry Regulatory Authority (“FINRA”) as a broker-dealer and is in good standing with the U.S. Securities and Exchange Commission and FINRA;

(b)The Craft Interest constitutes the full and complete compensation payable to Craft Capital for the Qstak Transaction (as defined in the Finder’s Agreement), and no additional compensation is due or owing to Craft Capital in connection with the formation of the JV Entity or the transactions contemplated hereby; and

(c)Craft Capital has disclosed to the other Parties all material conflicts of interest, if any, arising from its role as investment banker, finder, and Member of the JV Entity.

ARTICLE 14 — INDEMNIFICATION

14.1General Indemnification. Each Party (an “Indemnifying Party”) shall indemnify, defend, and hold harmless each other Party and its respective Affiliates, officers, directors, managers, members, employees, agents, successors, and assigns (collectively, “Indemnified Parties”) from and against any and all losses, damages, liabilities, claims, actions, judgments, settlements, penalties, fines, costs, and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) arising out of, relating to, or resulting from any breach of any representation, warranty, covenant, or agreement of the Indemnifying Party contained in this Agreement.

14.2Baskets and Caps. No Indemnifying Party shall be liable for Losses under Section 14.1 unless and until the aggregate amount of Losses exceeds One Hundred Thousand Dollars ($100,000) (the “Basket”), in which event the Indemnifying Party shall be liable for all Losses from the first dollar. In no event shall any Indemnifying Party’s aggregate liability under this Article 14 exceed One Million Dollars ($1,000,000) (the “Cap”), provided that such limitation shall not apply to Losses arising from fraud, willful misconduct, or breaches of the fundamental representations set forth in Sections 13.1(a)–(c).

14.3Survival of Representations. The representations and warranties set forth in Article 13 shall survive the Effective Date for a period of twenty-four (24) months; provided that (a) the fundamental representations set forth in Sections 13.1(a)–(c) shall survive until the third (3rd) anniversary of the Effective Date, (b) the representations and warranties relating to intellectual property (Section 13.2) shall survive until sixty (60) days after the expiration of the applicable statute of limitations, and (c) the tax representations, covenants, filing obligations, and indemnities set forth in Article 19 shall survive until sixty (60) days after the expiration of the applicable statute of limitations.

14.4Special Indemnity - IP Infringement. Qstak shall indemnify, defend, and hold harmless the other Parties and the JV Entity from and against any and all Losses arising out of or relating to any third-party claim that the Licensed Assets, or the use thereof in the manner contemplated by the ELA, infringe, misappropriate, or otherwise violate the intellectual property rights of any third party.

14.5Special Indemnity - Securities Law. SecureTech shall indemnify, defend, and hold harmless the other Parties from and against any and all Losses arising out of or relating to any claim of violation of applicable securities laws in connection with the issuance of the License Shares (Series B Preferred) or the SPA Series A Preferred Shares issuable as consideration for the Equity Interest pursuant to the Stock Purchase Agreement, including without limitation any claim arising from (a) the failure to register such securities when registration is required, (b) the failure to comply with any applicable exemption from registration, or (c) any material misstatement or omission in SecureTech’s public filings.

14.6Procedures. An Indemnified Party seeking indemnification for a third-party claim shall give the Indemnifying Party prompt written notice of the claim; provided, however, that failure to give prompt notice shall relieve the Indemnifying Party of its obligations only to the extent materially prejudiced by such failure. The Indemnifying Party may assume control of the defense of the claim with counsel reasonably acceptable to the Indemnified Party, and the Indemnified Party may participate in the defense with counsel of its choice at its own expense. The Indemnifying Party shall not settle any claim without the Indemnified Party’s prior written consent, not to be unreasonably withheld, conditioned, or delayed, unless the settlement (a) provides a full release of the Indemnified Party from all liability relating to the claim, (b) involves only the payment of money by the Indemnifying Party, and (c) imposes no admission of wrongdoing or other non-monetary obligation on the Indemnified Party.

ARTICLE 15 — TERM AND TERMINATION

15.1Term. This Agreement shall become effective on the Effective Date and shall continue in full force and effect until the JV Entity is dissolved or this Agreement is terminated pursuant to Section 4.3 or Section 15.2.

15.2Termination Events. This Agreement and the JV Entity may be terminated upon the occurrence of any of the following events:

(a)Mutual Agreement. The unanimous written agreement of all Members to dissolve the JV Entity and terminate this Agreement;

(b)Material Breach. A material breach of this Agreement by any Party that remains uncured for sixty (60) days after written notice thereof from the non-breaching Party or Parties;

(c)Bankruptcy or Insolvency. The filing of a voluntary petition in bankruptcy by any Party, the entry of an order for relief against any Party in an involuntary bankruptcy proceeding that is not dismissed within ninety (90) days, or the making by any Party of a general assignment for the benefit of creditors;

(d)Termination of the ELA or JV Sublicense. The termination or expiration of either the ELA or the JV Sublicense, provided that such termination shall trigger a wind-down period of ninety (90) days during which the JV Entity shall complete any pending transactions, collect outstanding receivables, and discharge its liabilities in an orderly manner; and

15.3Wind-Down. Upon the occurrence of a termination event, the JV Entity shall wind down its affairs in accordance with the Operating Agreement and applicable provisions of the Act. The Management Committee shall oversee the wind-down process, which shall include (a) the collection of all outstanding accounts receivable, (b) the payment of all debts and liabilities of the JV Entity, (c) the distribution of remaining assets to the Members in accordance with their positive capital account balances under the Operating Agreement (determined after the allocations required by Section 6.4 of the Operating Agreement and giving effect to Section 3.6 of this Agreement and the corresponding profits-interest provisions of the Operating Agreement), and (d) the filing of a certificate of cancellation with the Wyoming Department of State.

15.4Survival. The following provisions shall survive the termination or expiration of this Agreement: Article 1 (Definitions), Sections 3.6 and 3.7, Article 10 (Intellectual Property), Article 13 (Representations and Warranties, subject to Section 14.3), Article 14 (Indemnification), Article 16 (Dispute Resolution), Article 17 (Confidentiality, for a period of three (3) years following termination), Article 18 (Miscellaneous), Article 19 (Tax Matters), and the non-competition covenants set forth in Article 9 (for a period of two (2) years following termination).

ARTICLE 16 — DISPUTE RESOLUTION

16.1Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Wyoming, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

16.2Arbitration. Any dispute, controversy, or claim arising out of or relating to this Agreement, or the breach, termination, or validity thereof (a “Dispute”), that is not resolved through the procedures set forth in Article 12 hereof, shall be finally resolved by binding arbitration administered by the American Arbitration Association (“AAA”) / JAMS in Miami, FL, in accordance with its then-applicable Commercial Arbitration Rules. The arbitration shall be conducted before a panel of three (3) arbitrators, one selected by each of SecureTech, Qstak and Craft Capital. The arbitrator(s) shall have the authority to award any remedy available at law or in equity, including specific performance. Judgment on the award rendered by the arbitrator(s) may be entered in any court of competent jurisdiction.

16.3FINRA Arbitration. Notwithstanding Section 16.2, any dispute arising solely between SecureTech and Craft Capital under the Finder’s Agreement, including any dispute regarding Craft Capital’s compensation rights thereunder, shall be resolved by binding arbitration before FINRA in Nassau County, New York, in accordance with FINRA’s then-applicable arbitration rules. Any dispute involving Qstak or the JV Entity, or any dispute not arising under the Finder’s Agreement, shall be resolved in accordance with Section 16.2.

16.4Injunctive Relief. Notwithstanding the foregoing, any Party may seek temporary, preliminary, or permanent injunctive relief or other equitable remedies in any court of competent jurisdiction for any actual or threatened breach of the confidentiality obligations set forth in Article 17, the non-competition covenants set forth in Article 9, or the intellectual property provisions set forth in Article 10, without the necessity of posting a bond or other security and without proving actual damages.

16.5Attorneys’ Fees. In any Dispute, the prevailing Party shall be entitled to recover its reasonable attorneys’ fees and costs from the non-prevailing Party.

ARTICLE 17 — CONFIDENTIALITY

17.1Confidential Information. Each Party acknowledges that, in connection with this Agreement and the JV Entity, it may receive or have access to confidential and proprietary information of the JV Entity and the other Parties, including without limitation business plans, financial information, customer lists, trade secrets, technology, and other non-public information (collectively, “Confidential Information”).

17.2Non-Disclosure. Each Party shall (a) maintain the confidentiality of all Confidential Information, (b) not disclose any Confidential Information to any third party without the prior written consent of the disclosing Party, and (c) use the Confidential Information solely for the purposes contemplated by this Agreement and the Operating Agreement.

17.3Exceptions. The obligations set forth in Section 17.2 shall not apply to information that: (a) is or becomes generally available to the public other than through a breach of this Agreement; (b) was in the possession of the receiving Party prior to disclosure by the disclosing Party, as evidenced by contemporaneous records; (c) is independently developed by the receiving Party without use of or reference to the Confidential Information; or (d) is disclosed pursuant to a legal requirement, regulatory request, or legal process, provided that the receiving Party gives the disclosing Party prompt written notice of such requirement and cooperates with the disclosing Party in seeking a protective order or other appropriate remedy.

17.4Securities Law Disclosures. Notwithstanding anything to the contrary in this Article 17, SecureTech may disclose Confidential Information to the extent required by applicable federal or state securities laws, including without limitation in periodic reports, proxy statements, registration statements, or current reports filed with the U.S. Securities and Exchange Commission; provided that SecureTech shall use commercially reasonable efforts to provide the other Parties with reasonable advance notice of any such disclosure and to limit the scope of such disclosure to the extent permitted by law.

17.5Survival. The obligations of the Parties under this Article 17 shall survive the termination or expiration of this Agreement for a period of three (3) years.

ARTICLE 18 — MISCELLANEOUS

18.1Entire Agreement. This Agreement, together with the other Transaction Documents (namely, the ELA, the JV Sublicense, the Operating Agreement, the Stock Purchase Agreement, the Series A and Series B Certificates of Designation, the Services Agreement, and the Finder’s Agreement), constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior negotiations, representations, warranties, commitments, offers, agreements, and understandings, whether oral or written, relating to such subject matter.

18.2Amendments. This Agreement may not be amended, supplemented, or modified except by a written instrument executed by all Parties.

18.3Assignment. No Party may assign or transfer this Agreement, or any of its rights or obligations hereunder, without the prior written consent of the other Parties, except in connection with a Transfer of Membership Interest permitted under Article 11 hereof. Any purported assignment in violation of this Section shall be null and void.

18.4Notices. All notices, requests, demands, consents, and other communications required or permitted under this Agreement shall be in writing and shall be deemed duly given (a) when delivered personally, (b) on the first business day after being sent by nationally recognized overnight courier, (c) on the third business day after being deposited in the United States mail, first class, registered or certified, return receipt requested, postage prepaid, or (d) when sent by email (with confirmation of receipt), in each case addressed to the applicable Party at the address set forth below or at such other address as such Party may designate by written notice to the other Parties:

If to SecureTech:

SecureTech Innovations, Inc.

2355 Highway 36 West, Suite 400

Roseville, MN 55113

Attention: J. Scott Sitra

Email: ssitra@securetechinnovations.com

If to Qstak:

Qstak Holding, LLC

3101 Highway 421, Suite A

Bristol, TN 37620

Attention: Ricky Weiner

Email: rcw@qstakchain.com

If to Craft Capital:

Craft Capital Management LLC

377 Oak Street, Suite 4

Garden City, NY 11530

Attention: Mackey McFarlane

Email: mmcfarlane@craftcm.com

18.5Severability. If any provision of this Agreement is held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein. The Parties shall negotiate in good faith to replace any invalid, illegal, or unenforceable provision with a valid, legal, and enforceable provision that achieves, to the greatest extent possible, the economic, business, and other purposes of the original provision.

18.6Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or .PDF transmission), each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

18.7No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns, and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit, or remedy of any nature whatsoever.

18.8Waiver. No waiver by any Party of any breach or default hereunder shall be deemed a waiver of any preceding or subsequent breach or default, nor shall any waiver be implied from any course of dealing between the Parties. No extension of time for performance of any obligation or act shall be deemed an extension of time for performance of any other obligation or act.

18.9Expenses. Except as otherwise expressly provided in this Agreement, each Party shall bear its own costs and expenses (including legal, accounting, and advisory fees) incurred in connection with the negotiation, preparation, execution, and performance of this Agreement and the other Transaction Documents.

18.10Further Assurances. Each Party shall execute and deliver such additional documents, instruments, and agreements, and take such additional actions, as may be reasonably necessary or appropriate to effectuate the purposes of this Agreement.

ARTICLE 19 — TAX MATTERS

19.1Tax Classification and Coordination. The Parties intend that the JV Entity shall be classified as a partnership for U.S. federal income tax purposes and shall cause the Operating Agreement and the other Transaction Documents to be administered consistently with that intent, except as otherwise required by applicable law. The Parties shall coordinate tax positions, filings, elections, and information requests through the JV Entity and its tax advisers, and this Article shall govern tax matters in accordance with Sections 2.6 and 19.13, subject to the Operating Agreement’s provisions governing internal LLC mechanics, as amended from time to time.

19.2Closing Valuation and Bring-Downs. “Closing” means the consummation of the formation of the JV Entity and the transactions contemplated by the Transaction Documents, and “Closing Valuation Report” means the valuation report prepared for that consummation, which shall state expressly the fair market value of the JV Entity’s equity as of the Closing for purposes of establishing the Distribution Threshold applicable to the Profits Interest Units. The Parties shall obtain a Closing Valuation Report and an independent valuation by the Agreed Valuer of each tranche of Series B Preferred Stock at the time it is issued. The Agreed Valuer shall deliver a bring-down valuation for each tranche within thirty (30) days after its issuance. If the fair market value of any tranche, or the aggregate fair market value of the License Shares, differs from the $22,000,000 aggregate Stated Value, SecureTech and Qstak shall implement the true-up required by Section 19.12, limited to adjustments to records, book capital accounts, tax basis, and tax and financial reporting, subject to Section 19.12, and without changing the Series B consideration. Each Party shall report the Series B consideration and related items consistently with the final applicable valuation, except to the extent a different position is required by law and the other Parties are given reasonable notice.

19.3Allocation of Consideration and Assets. At or promptly after the Closing, and after each true-up under Section 19.12, the purchase price and other consideration reflected in the Transaction Documents, including the Series B Preferred Stock, the value of the Series A Preferred Stock issued under the Stock Purchase Agreement, and the Members’ contributions to the JV Entity, shall be allocated among the Licensed Assets, the JV Sublicense, know-how, Standalone JV Technology, goodwill, and other Section 197 intangibles in accordance with Sections 1060, 755, and 704(c) of the Code and the applicable Treasury Regulations. The Agreed Valuer shall prepare the initial allocation within ninety (90) days after the Closing, and the Parties shall have fifteen (15) business days to submit a written objection identifying any specific error. The Agreed Valuer shall resolve any objection, and its determination shall be final and binding absent manifest error. Each true-up shall be reflected in a revised or supplemental allocation, including the applicable 704(c) layers, and the Parties shall use the final allocation and each supplemental allocation for Form 8594, Form 8308, and all applicable tax returns, statements, and reports, and shall make any supplemental or amended filings required by applicable law. The Parties shall not take an inconsistent position except as required by law.

19.4Separate Services Agreement and Transaction Steps. Qstak’s technical, development, support, and other services for the JV Entity shall be provided under the Services Agreement on arm’s-length terms, with separately stated scope, deliverables, compensation, payment terms, and withholding provisions. The Parties shall distinguish Qstak’s know-how and other property from services for purposes of Sections 83 and 707(a)(2)(A) of the Code and shall not treat service compensation as consideration for contributed property or vice versa. The ELA, the Series B license consideration, and the Members’ contributions to the JV Entity shall be documented and reported as separate steps and shall not be combined or recharacterized as a disguised sale except as required by applicable law, and any changes required by Section 19.12 shall be implemented in the Services Agreement and the other applicable Transaction Documents. The Craft Interest is a profits interest issued for services and shall be treated as provided in Section 3.6.

19.5Funding Discounts and Book-Ups. The single funding discount applicable to a Funding Member receiving additional Units or Membership Interests shall be the five percent (5%) discount specified in Section 6.3, and the Parties shall cause Section 7.2 of the Operating Agreement to conform to that single rate. Each issuance of Units or Membership Interests, including an issuance following a capital call or other dilution event, shall be accompanied by any book-up of the JV Entity’s property and corresponding capital-account adjustments required under Section 704(b) of the Code and the applicable Treasury Regulations, including the maintenance of appropriate Section 704(c) layers.

19.6Tax Distribution Verification and True-Up. The JV Entity shall verify the tax rate used for tax distributions under Section 8.5 at least annually and upon a material change in applicable law,

jurisdiction, or Member tax status. Following preparation of the applicable tax returns, the JV Entity shall calculate a true-up for each Member, pay any under-distribution with the next available distribution, and credit any over-distribution against future distributions, in each case subject to applicable law and the Operating Agreement.

19.7Section 704(c), Section 754, and Section 751. The JV Entity shall use the remedial method under Section 704(c) of the Code for allocations relating to contributed property, unless the Parties agree in writing to a method permitted by applicable law that is no less protective of the Members. Any Section 754 election that is mandatory under applicable law, and any Section 754 election requested by a transferee, shall be made without Reserved Matter Approval under the Operating Agreement; the requesting transferee shall bear the reasonable incremental costs of the request, and the JV Entity and the Members shall share reasonably requested information. The Parties shall comply with Section 751, including identifying applicable hot assets, providing seller statements, and filing Form 8308 when required.

19.8Tax Treatment of Buyouts. Any price determined under Section 11.5 shall take into account the purchaser’s anticipated Section 743(b) or other tax basis step-up and related amortization or depreciation benefits, the seller’s anticipated tax liability, and the character and timing of the seller’s income, including ordinary-income treatment under Section 751 and applicable recapture rules. The Parties shall provide the Agreed Valuer with the information reasonably necessary to reflect those items in the applicable valuation. Any price determined under Section 11.3, 11.4 or 11.5 for the Craft Interest shall also give effect to the Distribution Threshold and the catch-up under Section 6.4 of the Operating Agreement.

19.9Tax Representations, Covenants, and Indemnity. Each Party represents that it has provided, and shall continue to provide, accurate tax information reasonably required for the transactions contemplated hereby. The Parties covenant to preserve the intended partnership classification of the JV Entity, comply with applicable withholding requirements, furnish valid tax forms and certifications, cooperate in tax filings and examinations, and report the transactions consistently with this Agreement, the Operating Agreement, the ELA, the Stock Purchase Agreement, and the final valuation and allocation determinations. Each Party shall indemnify the JV Entity and the other Parties for Losses, including taxes, interest, penalties, and reasonable professional fees, resulting from that Party’s material breach of this Article or from taxes, withholding, or reporting failures attributable to that Party or its contributed property. These obligations shall survive as provided in Section 14.3.

19.10Partnership Representative and BBA Elections. The Partnership Representative shall be designated and shall act in accordance with Section 11.3 of the Operating Agreement. The Partnership Representative shall keep the Members reasonably informed of material tax proceedings, elections, adjustments, and settlements and shall consider in good faith a Member’s reasonable request that the JV Entity make a push-out election under the centralized partnership audit regime, to the extent permitted by law and consistent with the JV Entity’s interests.

19.11State Tax, Debt, R&D, and Section 382 Cooperation. After the jurisdiction and principal place of business of the JV Entity are established, the Parties shall cooperate in determining state and local tax nexus, apportionment, filing, and withholding obligations. Any advance or loan by a Member to the JV Entity shall be documented and administered as bona fide debt, with commercially reasonable terms and market interest, taking into account Sections 482 and 7872 of the Code and the Operating Agreement. The Parties shall cooperate in determining the appropriate treatment of development and research costs under Section 174 and any successor or related provision, and in evaluating and preserving SecureTech’s tax attributes and any required cooperation under Section 382.

19.12True-Up and Pricing Modifications. If any Closing Valuation Report, per-tranche fair market value valuation of Series B Preferred Stock, determination of the Agreed Valuer, or written advice of the Parties’ tax counsel, including advice reflecting the applicable tax memorandum, shows that the value of the Licensed Assets, the JV Sublicense, the Series B Preferred Stock, the Series B consideration, the Series A Preferred Stock, or any related transaction differs from the Initial Agreed Valuation or the applicable Series B Stated Value, the Parties shall, in good faith and in accordance with applicable law, calculate and implement a true-up. The true-up shall be limited to adjustments of the Members’ book capital accounts (other than in respect of the Profits Interest Units), tax basis schedules, the allocations under Section 19.3, and related tax and financial reporting, and shall not under any circumstances (i) change the number, Stated Value, terms, or timing of the License Shares or any Series B tranche, (ii) change the Purchase Price or the number of SPA Series A Preferred Shares under the Stock Purchase Agreement, (iii) change the number or allocation of Units or Membership Interests, or (iv) require any payment of cash or any issuance or cancellation of shares, Units, or other securities. The consideration under the ELA and the Stock Purchase Agreement is fixed and is governed exclusively by those agreements and the Series B Certificate of Designation. SecureTech and Qstak shall deliver a written preliminary calculation within ten (10) business days after receiving the applicable report, valuation, determination, or advice, shall resolve it in good faith within fifteen (15) business days thereafter, and shall implement the agreed adjustment and execute any necessary amendment or instrument within thirty (30) days after the calculation is agreed or finally determined. A true-up shall be performed annually within sixty (60) days after each fiscal year-end, and again within thirty (30) days after issuance of the last Series B tranche, and shall continue through the last tranche and until all related valuation, allocation, tax, and pricing items have been finally determined. The Parties shall negotiate in good faith and execute amendments to this Agreement, the ELA, the Operating Agreement, the Stock Purchase Agreement, the Series B COD, the Services Agreement, and any other Transaction Document as reasonably necessary to implement the true-up and to comply with the recommendations of the applicable tax memorandum and the tax-related changes to the Operating Agreement, including the remedial method under Section 704(c), Section 704(b) book-ups and capital-account maintenance, Section 754 election mechanics, the five percent (5%) funding discount, Member loans, tax distributions, and the Partnership Representative provisions, while preserving the Parties’ economic agreement to the greatest extent reasonably possible; provided that no amendment may change the consideration fixed under the ELA, the Stock Purchase Agreement, or the Series B COD. Any dispute regarding the calculation or implementation of a true-up shall be submitted first to the Agreed Valuer, and any dispute concerning tax accounting, tax reporting, or the application of the Code may be submitted to an independent accountant or tax adviser jointly selected by the Parties; the determination of the Agreed Valuer or independent accountant shall be final and binding absent manifest error, and the costs shall be allocated as determined by that professional. Each true-up adjustment shall, to the extent permitted by applicable law, be treated as an adjustment to consideration for tax purposes and reflected in the allocation of consideration and assets under Sections 1060, 755, and 704(c) and the applicable Treasury Regulations, including the relevant 704(c) layers, capital accounts, and supplemental or amended tax returns, information statements, Form 8594, Form 8308, and other filings. No true-up under this Section 19.12 shall adjust the Craft Interest other than through an adjustment of the Distribution Threshold to reflect the fair market value of the JV Entity as of the Closing as finally determined, and no true-up shall credit any amount to Craft Capital’s capital account in respect of the Profits Interest Units or otherwise cause the Craft Interest to be other than a profits interest.

19.13Order of Precedence; Conforming Amendments. The Parties shall administer this Agreement and the Transaction Documents consistently with the Operating Agreement, as amended from time to time. As between this Agreement and the Operating Agreement, the Operating Agreement, as amended, shall control with respect to internal LLC mechanics, Units, allocations, capital accounts, tax distributions, tax elections, Member loans, the Partnership Representative, and other matters governing the JV Entity’s internal affairs; this Agreement shall control with respect to the Parties’ commercial obligations and the license, Series B, and Stock Purchase arrangements, in each case subject to Sections 19.2, 19.3, and 19.12. If any conflict or inconsistency arises among this Agreement, the ELA, the Operating Agreement, the Stock Purchase Agreement, the Series B COD, the Services Agreement, or any related Transaction Document in any matter addressed by Article 19, the Parties shall promptly negotiate in good faith and execute conforming amendments and take other necessary actions to give effect to Article 19 and maintain consistency with the Operating Agreement, as amended, preserving the Parties’ economic agreement to the greatest extent reasonably possible. No such conflict shall prevent the Parties from making any tax filing, election, allocation, adjustment, or supplemental filing required by applicable law.

[Signature Page Follows]

IN WITNESS WHEREOF the Parties have caused this Joint Venture Agreement to be executed and delivered by their duly authorized representatives as of the Effective Date.

SECURETECH INNOVATIONS, INC.

________________________________________

By:

Name: J. Scott Sitra

Title: President and Chief Executive Officer

PIRANHA BLOCKCHAIN, INC.

________________________________________

By:

Name: J. Scott Sitra

Title: President and Chief Executive Officer

QSTAK HOLDING, LLC

________________________________________

By:

Name: Ricky Weiner

Title: General Manager

CRAFT CAPITAL MANAGEMENT LLC

________________________________________

By:

Name: Mackey McFarlane

Title: Partner and Head of Investment Banking